EXHIBIT 4.01

Number of shares:
Total Purchase Price:
Seller: person or persons who sign this Agreement as Seller

Investor:

AGREEMENT dated as of April 17, 2006 by and between the Seller and Investor.

For good and valuable consideration, the parties agree as follows:

1. Seller has deposited with Oscar D. Folger as escrow agent, certificates ("Certificates") for the number of shares set forth above (the "shares") of common stock of Colonial Common Commercial Corp., together with a stock power for the Certificates endorsed in blank (the "Stock Power"). Investor has deposited the purchase price with the escrow agent, to be held by him in a non-interest bearing account.

2. Seller hereby sells and assigns the shares to Investor, at $3 per share, for the total purchase price set forth above. To effectuate this sale, Investor is hereby directing the escrow agent to release to the purchase price to Seller Share sold by him, and Seller is hereby directing escrow agent to release the Certificates and the Stock Powers to Investor to the extent of the number of shares sold hereunder. The sale shall be completed when both releases have been made. The escrow agent will return to Seller a replacement certificate for any shares represented by the Certificate that are in excess of the number of shares sold hereunder.

3. Seller represents that he owns the shares free and clear of all liens, claims, encumbrances and rights of first refusal and other rights. He makes no other representations or warranties whatsoever to Investors or any other person in respect of the Company, the shares or any other matter. Seller has made his own decision to sell his shares, and he will not complain if the price of the shares should hereafter increase. Neither the Company nor any of its directors or officers or other representative has made any representation or warranty whatsoever to Seller.

4. Investor represents to the Company (i) that he is an accredited investor under the securities laws and that his personal net worth (not including his home and furnishings) is not less than $1,000,000, (ii) that he understands that the shares are legended and restricted with a standard 1933 Securities Act legend, and the certificates to be issued to him for the shares will be similarly legended and restricted, (iii) that he is taking the shares for investment and not with a view to the distribution thereof, (iv) and that he or it will not be able to sell or otherwise dispose of the shares except if registered or if in the opinion of counsel an exemption exists from the obligation to register such shares.

5. Investor has made his own decision to purchase the shares, and neither the Company nor any of its directors or officers or other representative has made any representation or warranty whatsoever to Investor. Investor has conducted his own due diligence investigations, and has carefully reviewed and understands all filings by the Company with the Securities and Exchange Commission from and after June 1, 2004, all of which filings are available on the SEC web site at www.sec.gov.
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6.   The parties and he Company make no representations or warranties that are not set forth herein.

7. Seller (except Ronald Miller) is concurrently herewith resigning as a director and an officer of the Company and as a member of any committee of the board of directors of the Company. Seller hereby generally releases the Company from any and all claims, liabilities, debts and obligations, except for any agreements signed on this date and except for the right to indemnification under the Company's certificate of incorporation and by-laws. By countersigning below the Company agrees that Seller will continue to be insured under the Company's D & O insurance policies for not less than three years.


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8.   The Company is a third party beneficiary of the representations made in this letter and may rely on them. This Agreement sets forth in full all understandings of the parties. It may not be amended or terminated orally. This Agreement shall be enforceable by decrees of specific performance without posting bond or other security, as well as by other available remedies. This Agreement may be signed in one or more counterparts each of which shall constitute an original. This Agreement may be signed by facsimile, and a facsimile copy shall also constitute an original.

9. At the request of the parties Oscar Folger assisted the parties in drafting this agreement, but he did not act as counsel to any of the parties. HE ADVISED EACH PARTY THAT IT WAS ESSENTIAL THAT THEY HAVE THEIR OWN COUNSEL TO PROTECT THEIR INTERESTS, that he was not protecting their interests, that he has acted as counsel to the Company and has had prior significant relationships with each party, and that in no way can he be considered a neutral party. The parties absolutely release him from any liability for any matter whatsoever, known and unknown.

Seller:
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Investor:
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Investor's Address:
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Social Security Number
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Shares to be registered of record in the name of                 :
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